Exhibit 99.3
RESTATED ORGANIZATION CERTIFICATE
THE FEDERAL HOME LOAN BANK OF NEW YORK
WHEREAS, the Federal Home Loan Bank of New York (Bank) believes it is appropriate to restate its Organization Certificate to revise the provisions therein relating to its capital stock as a result of the passage of the Gramm-Leach-Bliley Act of 1999 and the implementation of a new capital structure for the Bank pursuant to the Bank’s Capital Plan, which has been approved by the Federal Housing Finance Board.
NOW, THEREFORE, in order that the statutes of the United States may continue to be fully complied with and so that this Bank may continue to be perfected as a Federal Home Loan Bank, the following restated Organization Certificate of the Bank, which is intended to replace all previous versions of the Organization Certificate, is hereby approved by the Board of Directors of the Bank on July 17, 2003, and is to be effective on the Effective Date of the Bank’s Capital Plan:
1.	The title of this Bank shall be the FEDERAL HOME LOAN BANK OF NEW YORK.

2.	The location of the principal office of this Bank will be in the City of New York, State of New York, or at such other city as the Federal Housing Finance Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3.	This Bank shall be established in the City of New York, State of New York, in District Number Two, as defined by the Federal Housing Finance Board, or as may from time to time be readjusted or modified by said Board. Said District Number Two as now defined is as follows:

The States of New Jersey and New York, the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

4.	This Bank shall engage in the business authorized by the Federal Home Loan Bank Act, and shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Housing Finance Board.

5.	The amount of capital stock of this Bank shall be an amount to be determined in accordance with the Federal Home Loan Bank Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan. The capital stock of this Bank may from time to time be increased to such amount or amounts in accordance with the Federal Home Loan Bank Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan. The capital stock of this Bank shall from time to time be paid off and retired in accordance with the requirements, and subject to the conditions and limitations prescribed in, said Act, the regulations of the Federal Housing Finance Board and the Bank’s Capital Plan.

6.	This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home

Loan Bank of New York, and is subject to such changes or additions, not inconsistent with law, as the Federal Housing Finance Board may deem necessary or expedient and may from time to time direct.

7.	This Bank shall have succession until dissolved by the Federal Housing Finance Board under this Act or by further Act of Congress.
Approved by the Board of Directors of the Federal Housing Finance Board on August 6, 2003.

/s/
John T. Korsmo Chairman

/s/	/s/
Franz S. Leichter	John C. Weicher

/s/	/s/
J. Timothy O’Neill	Allan I. Mendelowitz